Exhibit(e)(ii)

SECOND AMENDMENT TO

NOVATED DISTRIBUTION AGREEMENT

This second amendment ("Amendment") to the novated Distribution Agreement (the "Agreement") dated as of September 30, 2021, by and between Driehaus Mutual Funds (the "Client") and Foreside Financial Services, LLC ("Distributor") is entered into as of March 27, 2026 (the "Effective Date").

WHEREAS, Client and Distributor ("Parties") desire to amend Exhibit A of the Agreement to reflect an updated Funds list; and

WHEREAS, Section 18 of the Agreement requires that all amendments and modifications to the Agreement be in writing and executed by the Parties.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	Capitalized terms not otherwise defined herein shall have the meanings set forth in Agreement.

2.	Exhibit A of the Agreement is hereby deleted in its entirety and replaced by Exhibit A attached hereto.

3.	Except as expressly amended hereby, all of the provisions of the Agreement shall remain unamended and in full force and effect to the same extent as if fully set forth herein.

4.	This Amendment shall be governed by, and the provisions of this Amendment shall be construed and interpreted under and in accordance with, the laws of the State of Delaware.

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the Effective Date.

DRIEHAUS MUTUAL FUNDS		FORESIDE FINANCIAL SERVICES, LLC

By:	/s/ Janet McWilliams	By:	/s/ Teresa Cowan

	Janet McWilliams, Chief Legal Officer		Teresa Cowan, President

Exhibit(e)(ii)

EXHIBIT A

Fund Names

Driehaus Global Fund

Driehaus Emerging Markets Growth Fund

Driehaus Emerging Markets Small Cap Growth Fund

Driehaus International Small Cap Growth Fund

Driehaus Micro Cap Growth Fund

Driehaus Small Cap Growth Fund

Driehaus Small/Mid Cap Growth Fund

Driehaus International Developed Equity Fund